UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   ___________
                                    FORM 8-K
                                   ___________



                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


        DATE OF REPORT (date of earliest event reported): April 23, 2003



                   INTERCHANGE FINANCIAL SERVICES CORPORATION
             (Exact name of registrant as specified in its charter)



         New Jersey                        1-10518                22-2553159
________________________________   _________________________ ___________________
 (State or other jurisdiction of)  (Commission File Number)  (I.R.S. Employer
incorporation or organization)                               Identification No.)


Park 80 West/Plaza Two, Saddle Brook, N.J.                               07663
__________________________________________                             ________
(Address of principal executive offices)                              (Zip Code)


    Registrant's telephone number, including area code: (201) 703-2265

--------------------------------------------------------------------------------
                                 Not Applicable
         (Former name or former address, if changed since last report.)

Item 5.  Other Events

     On April 23, 2003, Interchange Financial Services Corporation issued a press release reporting earnings for the first quarter period ending March 31, 2003. A copy of the company's press release is attached hereto as Exhibit 99.1 and incorporated herein by this reference.


Item 7.  Financial Statement and Exhibits

         (c)      Exhibits'

                  99.1  Press  Release  of  Interchange   Financial   Services
                        Corporation dated April 23, 2003.

                                    SIGNATURE
                                    _________

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 23, 2003                  Interchange Financial Services Corporation


                                      By:      /s/ Charles Field
                                               ________________________________
                                               Charles Field
                                               Senior Vice President & CFO

                                  Exhibit 99.1
                                  ____________


                   Interchange Financial Services Corporation
                        Earnings Per Share Increases 13%
                             On Strong Asset Growth

SADDLE BROOK, NJ - April 23, 2003

Anthony S. Abbate, President and Chief Executive Officer of Interchange Financial Services Corporation ("Company") (NASDAQ: IFCJ) reported today that earnings per diluted common share for the quarter ended March 31, 2003 increased 13% to $0.34 from $0.30 in the prior year, after giving effect for a 3-2 stock split in May of 2002.

The Company, whose principal subsidiary is Interchange Bank ("Bank"), achieved an increase of 14.1% in net income for the three months ended March 31, 2003 reaching $3.4 million, up $416 thousand over the same period last year. The improvement in earnings was largely generated by an $802 thousand growth in net interest income, on a taxable equivalent basis, for the three-month period. Net interest income was propelled by strong growth in average earning assets combined with a solid net interest margin ("margin"). Average earning assets grew 10.7% while the margin was 4.51% for the three-month period ending March 31, 2003. The earning asset growth was funded primarily by core deposits, which represent an essential and cost-effective funding source for the Bank. As of March 31, 2003, average deposits grew 10.7% as compared to the same period last year.

For the three months ended March 31, 2003, two of the Company's key performance ratios, Return on Average Assets ("ROA") and Return on Average Equity ("ROE") remained strong. ROA increased to 1.42% from 1.38% and ROE was 16.38% compared to 16.98% for the same period last year.

"The Company's consistently strong results are testament of our ability to steer the Company through a challenging interest rate and economic environment. We are pleased to be able to continue to build shareholder value as demonstrated by our ability to increase our book value per share by 17.1% year over year" said Mr. Abbate.

In November 2002, the Company announced its intent to merge with Bridge View Bancorp to further enhance the Bank's position as one of the premier financial institutions in Bergen County. Mr. Abbate stated "We are pleased to have received regulatory approval of the merger between the Company and Bridge View Bancorp and look forward to the shareholder vote on April 24, 2003."

Non-interest income for the first quarter was $1.8 million, an increase of $283 thousand, or 18.1%, as compared to the same period in 2002. The main driver behind the growth in non-interest income was an increase in mutual fund and annuity commissions and the sale of newly originated 20 and 30 year conforming mortgage loans through the Mortgage Partnership Finance ("MPF") program with the Federal Home Loan Bank. The Company utilizes the MPF program as another risk management tool. Non-interest expense for the quarter amounted to $6.5 million, an increase of $395 thousand or 6.4% as compared to the same period in the prior year. Normal annual increases in salary and benefits and occupancy expenses offset by a reduction in advertising expense for the first quarter contributed to the overall increase in non-interest expense.

Total assets increased $26.6 million or 2.8%, as compared to $962.9 million at March 31, 2003 from $936.3 million at December 31, 2002. The increase at March 31, 2003 occurred mainly in interest earning deposits and federal funds sold. The Company utilizes these liquid investments to fund its securities and loan portfolio activities. Net loans decreased $8.9 million from December 31, 2002 primarily due to a decrease in consumer and commercial mortgage loans. Consumer mortgage loans declined during the quarter, stemming from sales of loans through the MPF program and prepayments due to historically low interest rates.

The Company's non-performing assets at March 31, 2003 decreased $929 thousand to $5.2 million from $6.1 million at December 31, 2002, due principally to the pay-off in full of a non-performing commercial loan. The Allowance for Loan and Lease Losses ("ALLL") totaled $7.2 million at March 31, 2003 and represented 144.1% of non-performing loans and 1.19% of total loans.

The Company is a $963 million-asset commercial bank holding company. The Banking subsidiary is a financial intermediary that, along with traditional banking, offers a broad range of services including 24-hour, 7-day-a-week online banking and bill paying services through InterBank. Customers can also do their stock trading, obtain insurance services and apply for a loan through the Bank's web site. Mutual Funds and Annuities are offered through the Company's Investment Services Program. The Interchange Bank-Line Call Center enables customers to open new accounts over the telephone, and customers can do basic banking transactions over the telephone with Interchange Bank-Line. The Business Class Banking Account offers checking with a variety of extra services including Interbanking - a proprietary product, which allows the business customer to do routine business banking right from their office PC. And through our subsidiary, Interchange Capital Company, L.L.C., we are able to extend cost-effective equipment leasing solutions for a variety of expansion and upgrading projects.

The Bank will hold a conference call on Thursday, April 24, 2003, at 10:00 a.m. (Eastern Time) to discuss the financial results for its first fiscal quarter ending March 31, 2003. This web-cast can be accessed through the Bank's website, www.interchangebank.com on the investor relations page, as well as the web address www.companyboardroom.com. The replay will begin shortly after the completion of the live call and will be available for approximately two weeks.

The Bank is headquartered in Saddle Brook, New Jersey and has 18 branch offices located in Elmwood Park, Franklin Lakes, Garfield, Hillsdale, Hackensack, Little Ferry, Lodi, Montvale, Oakland, Paramus, Park Ridge, Ramsey, River Edge, Rochelle Park, Saddle Brook (2), Waldwick and Washington Township.

Further information about the Bank, its core purpose and values, and its products and services can be found on our web site at www.interchangebank.com. Our web site also has a direct link to the NASDAQ Stock Market that enables you to keep informed of the daily quotes and market activity for the Company's stock, which trades under the symbol IFCJ.

     In addition to discussing historical information, certain statements included in or incorporated into this report relate to the financial condition, results of operations and business of the Company which are not historical facts, but which are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used herein, the words "anticipate," "believe," "estimate," "expect," "will" and other similar expressions are generally intended to identify such forward-looking statements. Such statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in such Act, and we are including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements include, but are not limited to, statements about the operations of the Company, the adequacy of the Company's allowance for losses associated with the loan portfolio, the prospects of continued loan and deposit growth, and improved credit quality. The forward-looking statements in this report involve certain estimates or assumptions, known and unknown risks and uncertainties, many of which are beyond the control of the Company, and reflect what we currently anticipate will happen in each case. What actually happens could differ materially from what we currently anticipate will happen due to a variety of factors, including, among others, (i) increased competitive pressures among financial services companies; (ii) changes in the interest rate environment, reducing interest margins or increasing interest rate risk; (iii) deterioration in general economic conditions, internationally, nationally, or in the State of New Jersey; (iv) the occurrence of acts of terrorism, such as the events of September 11, 2001, or acts of war; (v) legislation or regulatory requirements or changes adversely affecting the business of the Company, and
(vi) losses in the Company's leasing subsidiary exceeding management's expectations, and (vii) other risks detailed in reports filed by the Company with the Securities and Exchange Commission. Readers should not place undue expectations on any forward-looking statements. We are not promising to make any public announcement when we consider forward-looking statements in this document to be no longer accurate, whether as a result of new information, what actually happens in the future or for any other reason.

                            Financial Data Attached


                                                           INTERCHANGE FINANCIAL SERVICES CORPORATION
                                                                CONSOLIDATED FINANCIAL HIGHLIGHTS

CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

                                                                       March 31,           December 31,
                                                                        2003                  2002               Change
                                                                     ___________           ____________          _______
                                                                     (unaudited)
                               Assets

Cash and due from banks                                                  $24,125               $23,266              3.7 %
Interest earning deposits                                                 15,000                   -                  -
Federal funds sold                                                        31,800                10,650            198.6

Securities                                                               249,813               252,512             (1.1)
Loans and leases
    Commercial                                                           337,005               338,530             (0.5)
    Commercial Lease Financing                                            25,480                26,356             (3.3)
    Consumer                                                             244,254               250,755             (2.6)
                                                                     ___________           ___________           _______
                                                                         606,739               615,641             (1.4)
Allowance for loan and lease losses                                       -7,226                -7,207              0.3
                                                                     ___________           ___________           _______
Net loans                                                                599,513               608,434             (1.5)

Premises and equipment, net                                               10,585                10,512              0.7
Foreclosed real estate and other repossesed assets                           197                   176             11.9
Bank Owned Life Insurance                                                 21,551                21,274              1.3
Accrued Interest receivable and other assets                              10,283                 9,508              8.2
                                                                     ___________           ___________           _______
     Total assets                                                        962,867              $936,332              2.8
                                                                     ===========           ===========           =======
                            Liabilities
Deposits                                                                 840,915              $815,672              3.1
Borrowings                                                                25,956                27,390             (5.2)
Accrued interest payable and other liabilities                            12,554                12,590             (0.3)
                                                                     ___________           ___________           _______
     Total liabilities                                                   879,425               855,652              2.8
                                                                     ___________           ___________           _______

Total stockholders' equity                                                83,442                80,680              3.4
                                                                     ___________           ___________           _______
     Total liabilities and stockholders' equity                         $962,867              $936,332              2.8
                                                                     ===========           ===========           =======

CONSOLIDATED INCOME STATEMENTS
(dollars in thousands)
                                                                                        Three Months Ended
                                                                                              March 31,
                                                                     ____________________________________________________
                                                                           2003               2002               Change
                                                                     ___________           ___________           ________
                                                                     (unaudited)           (unaudited)

Interest income:
Interest and fees on loans                                               $10,857               $11,014               (1.4)%
Interest on federal funds sold                                                63                    53               18.9
Interest on interest earning deposits                                         12                   -                   -

Interest and dividends on securities:
     Taxable interest income                                               2,283                 2,504               (8.8)
     Interest income exempt from federal income taxes                        179                   126               42.0
     Dividends                                                                56                    47               19.1
                                                                     ___________             _________           ________
     Total interest income                                                13,450                13,744               (2.1)
                                                                     ___________             _________           ________

Interest expense:
Interest on deposits                                                       3,407                 4,384              (22.3)
Interest on borrowings                                                       191                   292              (34.6)
                                                                     ___________             _________           ________
     Total interest expense                                                3,598                 4,676              (23.1)
                                                                    ____________             _________           ________


Net interest income                                                        9,852                 9,068               8.6
Provision for loan and lease losses                                          265                   225              17.8
                                                                    ____________               ________          ________
Net interest income after provision for loan & lease losses                9,587                 8,843               8.4
                                                                    ____________               ________          ________

Non-interest income:
Service fees on deposit accounts                                             653                   614                6.3
Net gain on sale of securities                                                 -                   187             (100.0)
Other                                                                      1,191                   760               56.7
                                                                     ___________              ________           ________
     Total non-interest income                                             1,844                 1,561               18.1
                                                                     ___________              ________           ________
Non-interest expense:
Salaries and benefits                                                      3,628                 3,259               11.3
Net occupancy                                                                928                   864                7.4
Furniture and equipment                                                      253                   285              (11.2)
Advertising and promotion                                                    315                   425              (25.9)
Other                                                                      1,403                 1,299                8.0
                                                                     ___________               _______           ________
     Total non-interest expense                                            6,527                 6,132                6.4
                                                                     ___________               _______           ________

Income before  income taxes                                                4,904                 4,272               14.8
Income taxes                                                               1,548                 1,332               16.2
                                                                    ____________              ________           ________
     Net income                                                          $ 3,356               $ 2,940               14.1
                                                                    ============              ========           ========


Analysis of Net Interest Income
for the quarter ended March 31,
(dollars in thousands)
(unaudited)

                                                             2003                                 2002
                                          ______________________________________   _____________________________________
                                              Average                    Average    Average                   Average
                                              Balance       Interest       Rate     Balance      Interest      Rate
                                              _________     _________    _______   _________   __________    _________
                      Assets

Interest earning assets:
Loans (1)                                      $614,301       $10,897       7.10 %  $591,674      $11,054         7.47 %
Taxable securities (4)                          221,386         2,339       4.23     182,438        2,551         5.59
Tax-exempt securities (2) (4)                    20,940           247       4.72      10,774          176         6.53
Interest earning deposits                         4,333            12       1.11           -           -             -
Federal funds sold                               21,585            63       1.17      12,668           53         1.67
                                              _________     _________    _______   _________   __________    _________
   Total interest-earning assets                882,545        13,558       6.14     797,554       13,834         6.94
                                              _________     _________                          __________

Cash and due from banks                          22,167                               21,052
Allowance for loan and lease losses              (7,207)                              (6,568)
Other assets                                     47,958                               38,965
                                              __________                            ________
   Total assets                                $945,463                             $851,003
                                              =========                             ========
      iabilities and stockholders' equity
Interest-bearing liabilities
Interest bearing deposits                      $705,960         3,407       1.93    $632,697        4,384         2.77
Borrowings                                       26,229           191       2.91      25,880          292         4.51
                                              _________     _________    _______   _________   __________    _________
  Total interest-bearing liabilities            732,189         3,598       1.97     658,577        4,676         2.84

Non-interest bearing liabilities
Demand deposits                                 118,779                              112,135
Other liabilities                                12,521                               11,025
                                              _________                              _______
     Total liabilities (3)                      863,489                              781,737
Stockholders' equity                             81,974                               69,266
                                              _________                              _______

 Total liabilities and stockholders' equity   $945,463                              $851,003
                                              ========                              =========


Net interest income (tax-equivalent basis)                      9,960       4.17                    9,158         4.10
Tax-equivalent basis adjustment                                  (108)                                (90)
                                                            _________                          __________
     Net interest income                                       $9,852                              $9,068
                                                            =========                          ==========
Net interest income as a percent of
interest-earning assets
(tax-equivalent basis)                                                      4.51 %                                4.59 %

___________________________________________________________________________________________________________________________________

(1)Nonaccrual loans and any related interest recorded have been included in computing the average rate earned on the loan portfolio.
   When applicable, tax exempt loans are computed on a fully taxable equivalent basis using the corporate federal tax rate of 34%.
(2)Computed on a fully taxable equivalent basis using the corporate federal tax rate of 34%.
(3)All deposits are in domestic bank offices.
(4)The average balances are based on historical cost and do not reflect unrealized gains or losses.



STATEMENT OF CONDITION - SELECTED DATA (Period Ending)


                                                   March 31,        December 31,    3 month     March 31,   12 month
                                                    2003               2002         Change        2002      Change
                                                  ___________       ____________    ________    ___________ ________
                                                  (unaudited)                                   (unaudited)

Loans                                               $606,739          $615,641        (1.4)%      $600,841     1.0 %
Securities                                           249,813           252,512        (1.1)        205,607    21.5
Earning assets                                       888,352           878,803         1.1         813,773     9.2
Total Assets                                         962,867           936,332         2.8         846,292    13.8
Deposits                                             840,915           815,672         3.1         754,905    11.4
Borrowings                                            25,956            27,390        (5.2)         23,700     9.5
Shareholders' equity                                  83,442            80,680         3.4          71,036    17.5

Leverage ratio                                          8.30 %            8.12 %                      8.09 %
Risk weighted ratios:
     Tier 1                                            12.64             12.16                       11.74
     Total                                             13.81             13.33                       12.89

Asset quality


                                                                        Quarter ended
                                                 __________________________________________________________________
Net charge offs                                         $245              $116       111.2  %         $495   (50.5)%
Loan loss allowance                                   (7,226)           (7,207)        0.3          (6,299)   14.7

Nonperforming loans                                   $5,013            $5,963       (15.9)         $1,748   186.8
Restuctured Loans                                          -                 -           -             150   100.0)
Foreclosed real estate & other repossessed assets        197               176        11.9             470   (58.1)
                                                     _______          ________    ________         _______  _______
     Total Nonperforming assets ("NPA")               $5,210            $6,139       (15.1)         $2,368   120.0
                                                     =======          ========    ========         =======  =======

Ratio's
_______
Net charge offs as % of average loans (annualized)      0.16 %            0.07  %                     0.33 %
Loan loss allowance as % of period-end loans            1.19              1.17                        1.05
Loan loss allowance as % of nonperforming loans        144.1             120.9                       331.9
NPA's as a percent of loans + foreclosed assets         0.86              1.00                        0.39



PROFITABILITY
(dollars in thousands, except per share data)

                                                                                Quarter ended
                                               _____________________________________________________________________________________

                                                 March 31,         December 31,    3 month      March 31,     12 month
                                                  2003                2002         Change       2002           Change
                                               ___________        _____________   ________      __________    _________

                                               (unaudited)                                      unaudited)

Net interest income (taxable equivalent)           $9,960               $10,396       (4.2)%        $9,158         8.8 %
Provision for loan and lease losses                   265                   615      (56.9)            225        17.8
Net gain on sale of securities                         -                     69     (100.0)            187      (100.0)
Non-interest income, excluding net gain
on sale of securities                               1,844                 1,632       13.0           1,374        34.2
Non-interest expense                                6,527                 6,312        3.4           6,132         6.4
Net income                                         $3,356                $3,416       (1.8)         $2,940        14.1

Basic earnings per common share                     $0.34                 $0.35       (2.9)%         $0.30        13.3 %
Diluted earnings per common share                    0.34                  0.34          -            0.30        13.3
Dividends declared per common share                  0.11                  0.10       10.0            0.10        10.0
Special dividends declared per common share          -                     0.04     (100.0)           -              -
Book value per common share - end of period         $8.48                 $8.22        3.2           $7.24        17.1
Shares outstanding - end of period              9,839,682             9,815,058        0.3       9,812,070         0.3
Weighted average shares outstanding
     Basic                                      9,828,556             9,818,504        0.1       9,777,228         0.5
     Diluted                                    9,967,570             9,948,158        0.2       9,866,867         1.0

Return on average assets                             1.42 %                1.46 %                     1.38 %
Return on average equity                            16.38                 16.98                      16.98
Net interest margin                                  4.51                  4.74                       4.59


All per share data and average shares were restated to reflect a 3-for-2 stock split declared on May 23,2002 and paid on
July 12,2002.